Exhibit 99.1

                                 FOR IMMEDIATE RELEASE

                               COLUMBIA, SOUTH CAROLINA
                                    MARCH 16, 2000

                       SAFETY-KLEEN ANNOUNCES BANK NEGOTIATIONS
                                FOR INTERIM FINANCING;
                     LETTER OF INTENT TO SELL FORMER HEADQUARTERS;
                    PRELIMINARY RESULTS OF ACCOUNTING INVESTIGATION


     Safety-Kleen Corp. (NYSE: SK) announced today that it continues to negotiate with a syndicate of banks led by Toronto Dominion (Texas), Inc. to provide the Company with a credit facility of up to $20 million. The Company anticipates that all loans under the credit facility will be due and payable upon the earliest to occur of (i) demand by the lenders, (ii) the receipt by the Company of net proceeds from the planned sale of the Company's former headquarters in Elgin, Illinois, or (iii) June 14, 2000. The Company expects that upon execution of the new credit facility, the lenders will make a $6 million advance to the Company.

     In a related development, the Company announced that it has entered into a non-binding letter of intent to sell the Elgin facility for a cash sale price of $21.5 million. The letter of intent provides the purchaser with a customary 60-day inspection period to conduct due diligence on the Elgin property, during which the purchaser may terminate the letter of intent for any reason, and is subject to customary conditions, including the negotiation of definitive documentation for the transaction. The closing of the transaction is proposed to occur not later than May 31, 2000.

     The Company also reported that the ongoing internal investigation of its accounting policies and practices, which has to date focused principally on the Company's first quarter of fiscal year 2000, with some investigation of fiscal year 1999, has determined that there have been accounting irregularities in several areas, including inappropriate recognition of gain on derivatives transactions, improper revenue recognition, inappropriate capitalization of costs, and insufficient liability accruals. The investigation will also include fiscal year 1997 and 1998. The Company is not able to quantify the effect of such irregularities on its financial statements at this time.

     Grover Wrenn, Vice Chairman of the Company's Board of Directors, stated "We are pleased that we are receiving support from our lenders during these difficult circumstances. With the continued support of the lenders under the interim credit facility, we believe that liquidity should be sufficient to fund current operations."

     This press release contains forward-looking statements. Actual results and events may differ materially from those projected in the forward-looking statements. Many factors could cause actual events and results to differ from those expected, including, but not limited to, the conclusion of negotiations with the lenders, the availability of additional funding under the interim credit facility, the purchaser's due diligence investigation of the Elgin facility, and matters that may arise during the negotiation of definitive documentation for the sale of that property.

        For further information contact:  Grover C. Wrenn, 803-933-4212.